UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                               SCHEDULE 13D
               Under the Securities Exchange Act of 1934
                           (Amendment No.  )*

                       Cassco Capital Corporation
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                             (Name of Issuer)

                               Common Stock
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                     (Title of Class of Securities)

                                148 10 171
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                              (CUSIP Number)

Mark S. Pierce, 1999 Broadway, Ste. 3235, Denver  CO  80202; (303) 292-2992
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(Name,  Address and Telephone Number of Person Authorized to Receive Notices and
Communications)

                             December 1, 1999
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         (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-l(b)(3) or (4), check the following box [O].

Check the following box if a fee is being paid with the statement [O]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.) Note: Six copies of this statement, including all exhibits, should be filed with the C ommission. See Rule 13a-l(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

SEC 1746 (12-91)
SCHEDULE 13D
CUSIP No. 148 10 171                            PAGE 2 OF 2 PAGES
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1  NAME OF REPORTING PERSON.  S.S. OR l.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
   Mark Langley
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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [ ]
                                                      (b) [ ]
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3  SEC USE ONLY
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4  SOURCE OF FUNDS*:  O: Stock for Stock Exchange
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5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO [ ]
   ITEMS 2(d) or 2(e)
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6  CITIZENSHIP OR PLACE OF ORGANIZATION:  United Kingdom
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7  SOLE VOTING POWER: 12,000,000
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  NUMBER OF   |    |     SOLE VOTING POWER
   SHARES     |    |     12,000 Shares
BENEFICIALLY  |-----------------------------------------------------------------
  OWNED BY    |    |     SHARED VOTING POWER
    EACH      |    |     None
  REPORTING   |-----------------------------------------------------------------
    WITH      |    |     SOLE DISPOSITIVE POWER
              |    |     12,000,000 Shares
              |-----------------------------------------------------------------
              |    |     SHARED DIPOSITIVE POWER
              |    |     None
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11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 12,000,000
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12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES* [ ]
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13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
85.714% APPROXIMATELY
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14   TYPE OF REPORTING PERSON*:  Individual
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

Signature: After reasonabe inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. Date: December 1, 1999

/s/ Mark Langley
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Name/Title: Mark Langley, President (CEO)